June 16, 2005

Mail Stop 4561

Ms. Jeanne D. Hubbard
Chairwoman, President and Chief Executive Officer
Abigail Adams National Bancorp, Inc.
1130 Connecticut Avenue, NW
Washington, DC  20036

Re:	Abigail Adams National Bancorp, Inc.
	Form 10-K filed March 30, 2005
	Form 8-K filed February 14, 2005
	File No. 0-10971

Dear Ms. Hubbard:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,



	                         					John P.
Nolan
								Accounting Branch Chief